EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q1 2007 Earnings Call	May 8, 2007
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Good day everyone, and welcome to the Universal American Financial first quarter 2007 conference call.  At this time I would like to inform everyone that this conference is being recorded and that all participants are currently in a listen-only mode. I will now turn the conference over to Mr. Barasch, Chairman and CEO of Universal American. Please go ahead, Mr. Barasch.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you and good morning everyone. Welcome to the conference call. First of all, I’d like to apologize to everyone for the late night last night. We appreciate the interest that you all show in our Company, and we know we caused a little bit of time aggravation for you in the last few hours. And, hopefully, what we’ve got to talk about will justify in your mind the time we took to get the information to you.

I’m here with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel.  Before we begin I’d like to ask Lisa to read our safe harbor language.

Lisa M. Spivack, Senior Vice President and General Counsel

I would like to remind you that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding the identification of acquisition candidates and the completion and/or integration or accretion of any such transactions, including the MemberHealth transaction announced this morning; statements regarding the viability of any acquisition proposal; statements regarding our expectations of the performance of our Med Supp and Medicare Advantage businesses and other lines of business; the estimation of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D and Medicare Advantage programs, including our estimates of memberships, costs, revenues and future operating results. Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved.

We refer you to our press releases and Exchange Act filings for factors that could impact the Company.  For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement such statements. Richard?

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you, Lisa.

Before I discuss the very exciting news of this morning that we announced, I’m going to briefly discuss the results of our first quarter, and then spend some time talking about our prospects for the balance of 2007, on a stand-alone basis. I’m not going to repeat all the specific numbers from the press release, and I refer you to the release, the supplemental information on our website and, of course, to Bob Waegelein to reconcile the numbers. Instead I’m going to focus on the operating highlights of the quarter.

Clearly, the highlight of the first quarter is our rapid growth in our Medicare Advantage business and, in particular, Private Fee-for-Service. In 2007, we’re offering our Today’s Options® plans in a total of 35 states, up from 15 states last year. This expansion was strategically designed to match our significant distribution in Medicare Supplement policyholder base. As a result, we’ve been well positioned to offer new and existing policyholders a full complement of choices to meet their healthcare needs. As of April, we have over 150,000 members enrolled in our Private Fee-for-Service products, up from around 18,000 at the end of last year. We were fortunate to add Medicare Advantage-only products that may still be sold during the lock-in period, and our sales have continued to be brisk. We’re predicting that we will exceed 200,000 lives in force by the end of the year.

For financial reporting purposes, we booked revenues in the first quarter on the approximately 136,000 members that were on our books as of March. Given the rapid expansion of the business, with little relevant historical experience, we have booked our first quarter loss ratio to our pricing, which is approximately 87.3%. This is a significantly higher loss ratio than we experienced in Private Fee-for-Service in 2006, as a result of our decision to create more competitive products in order to gain a foothold in our expanded markets. In addition, we are experiencing higher administrative costs than we believe will be our run rate of expenses. We’ve had to lay in sufficient infrastructure to meet the strong demand for our products.

Taken together, we still believe that our profit margin for Private Fee-for-Service in 2007 will be in the low single digits, assuming loss ratios of between 86% and 88%. We are also confident that we can achieve higher margins in the future, especially since the acquisition costs, largely commissions, are reduced substantially in the second year and beyond that a policy remains in force.

I’d also like to spend a minute talking about how we see the Private Fee-for-Service business going forward. Many employer groups are dropping their retiree coverage, and the cost of individual Medicare Supplement, which is increasing at around 10% per year, is becoming onerous, especially for many middle- and low-income seniors. Private Fee-for-Service clearly fills an important market niche, especially in non-urban areas where there are no significant Medicare HMO products.

In order to insure that our new members understand what they are buying, we’ve instituted several procedures. First, we have established a rigorous and ongoing agent education process, which requires our agents to become certified to sell this particular product. Next, we have instituted procedures in which our policyholders verify their coverage through a telephone verification process.  And, finally, we’ve instituted regular communications with our members, including a health risk assessment, in which we try to ascertain the health needs of our members and address them in a voluntary but constructive way.  By offering voluntary care management, which most of the members who get offered this accept, we think we’re preparing the way for the next generation of product that will, no doubt, offer more in the way of care management.

Though a bit out of the spotlight this quarter, our HMO business continued to perform extremely well. Our operations in Houston and surrounding counties in southeastern Texas posted solid results, as we continue to prove the value of close cooperation between the health plan and physicians. We’ve expanded our service area, added important new relationships with provider groups, and solidified a leading position in this large Medicare Advantage market.

Our momentum carried into the 2007 selling season, as we added 5,000 new members during the open enrollment periods.  As of the beginning of 2007, we have approximately 38,000 members in our southeastern Texas plans.

Beginning this January we also expanded our HMO operations to Jacksonville, Dallas, and Milwaukee. Sales in these markets have not been as robust as we had hoped, in large part due to the tremendous marketing energy around Private Fee-for-Service.  However, as of the end of the quarter, we enrolled more than 3,000 members in our expansion sites, and with the closing of the Global Health transaction in March, our total HMO membership is now more than 45,000, an increase of 29% over year-end 2006. In the aggregate, the first quarter medical loss ratio for our HMO business was under 75%.

Now I’d like to turn to our Medicare Supplement business. At first glance, it looks like a difficult quarter. But the reality is that there’s actually a lot of good news in these numbers. First, our loss ratio for the first quarter came in at just over 78%, in line with our expectations and lower than the 80% we posted in the first quarter of last year.  As you know, Medicare Supplement loss ratios are seasonably high in the first quarter and decrease through the year.  So, we’re off to a good start for 2007.

Lapsation continues to be a significant issue for the Med Supp industry as a whole, with increased competitive pressure from other Med Supp companies, and particularly for Medicare Advantage products, especially Private Fee-for-Service. Our lapse rate in the first quarter again was a bit high, but while it causes issues in our income statement as a result of accelerated amortization of deferred acquisition costs, it’s important to note that, unlike last year, we are retaining many of these Medicare Supplement policyholders, who have chosen to move to Medicare Advantage products. Included in the loss in our Medicare Supplement block was the amortization of over $9 million attributable to the approximately 15,000 Medicare Supplement policyholders who switched to Universal American Private Fee-for-Service coverage during the first quarter. The lapsation must be viewed in the context of our business as a whole, and we believe that the growth in our Medicare Advantage business more than compensates for this volatility. We lost $30 million, approximately, of Medicare Supplement premium attributable to these 15,000 policyholders, but increased our Medicare Advantage revenues by $120 million — not a bad trade in our view.

Turning to Part D, we’re pleased to have additional positive results to report. For this year, we were again approved to offer our prescription drug plans in 32 of the 34 regions. In addition, we were below the benchmark in 28 of these regions, an increase of two regions over 2006. As a result, we retained our dual eligibles and low-income subsidy members and added a modest number of auto-assignees in these two regions. We estimate that as of March 31, 2007, we have more than 490,000 members, including the members from our relationship with Blue Cross of Arkansas.

Clearly, additional resources, including capital, have been required to support our rapid growth. To help meet the capital requirements, we sold our Canadian operations last year, to focus both our energy and capital on the higher-growth opportunities that exist in our U.S. senior markets.

We closed on the sale in December, generating approximately $95 million of proceeds, all of which were deployed to support our growth. In the first quarter of 2007, we drew down our short-term revolving credit facility and issued $50 million of trust preferred securities. Finally, as I will discuss in a moment, we are raising sufficient capital, in the context of the MemberHealth acquisition, to support our ongoing capital needs.

Before we get to the acquisition, I’d like to discuss our expectations for the balance of 2007, on a stand-alone basis. We continue to project that we will earn between $1.18 and $1.28 per share in 2007. This projection is based on the following key assumptions: We expect to grow to between 210,000 and 225,000 Private Fee-for-Service members. Given the costs we are incurring to ramp up for this membership, and the fact that our product has been priced more competitively, we are predicting low single-digit margins for this business. We recognize that it’s early to be discussing 2008, but it’s important to note that acquisition and ramp-up costs for this business, especially commissions, will diminish significantly next year.

Second, in large part as a result of this increase in Private Fee-for-Service business, we project that we will continue to experience excess lapsation in our Med Supp business, causing accelerated amortization. We project that the loss ratios will decline as anticipated, as a result of anticipated seasonality for the balance of the year, and we’re projecting full-year loss ratios to be between 71 and 73%. And, finally, our guidance includes the estimate of the cost of capital that we’ve laid in to support this growth.

Now I’d like to turn to the acquisition of MemberHealth. As we announced last night, we have entered into — actually, very early this morning — we have entered into a definitive agreement to acquire MemberHealth, a privately-held PBM and Medicare Part D sponsor. MemberHealth has achieved something extraordinary in a relatively short period of time, becoming the fourth largest Part D plan, with more than 1.1 million members, in large part as a result of its unique relationship with community pharmacists throughout the country.

With the addition of MemberHealth, Universal American will manage Medicare Advantage Part D and other insurance coverage for more than 2.1 Medicare beneficiaries, and will administer prescription drug benefits for another 3.5 million consumers through the MemberHealth PBM.

Fundamentally, there are three reasons why we are acquiring MemberHealth. First, we are paying a fair price for the Part D business. MemberHealth currently has excellent margins, as they, like us, have been very successful in bidding close, but not too much below, the benchmark in many regions. However, as we’ve been saying about our own business, margins are likely to decrease with the competitive bidding pressures that exist, and our purchase price accounts for that.

Second, we are obtaining MemberHealth’s full PBM capability. We estimate that MemberHealth is one of the eight largest PBMs in the country, and we are confident that we will be able to compete for the full spectrum of PBM opportunities.

Finally, and most important, we see an enormous opportunity in offering the Universal American suite of products to MemberHealth’s 1.1 million existing Part D members. We love the strategic alliance that MemberHealth has forged with the community pharmacists throughout the country, and we look forward to working with the NCPA to create additional products and services, that recognize the important role that pharmacists play in the healthcare continuum. We think that this is a unique and powerful platform upon which to structure and market innovative and increasingly valuable healthcare products.

Now I’d like to talk about some of the key financial aspects of the transaction. Purchase price is going to be approximately $630 million, consisting of 55% cash and 45% in Universal American securities, valued at $20 per share.  Plus, there’s a potential for performance-based consideration. MemberHealth has pro forma revenues of approximately $1.5 billion, bringing the total pro forma 2007 revenues of Universal American to approximately $4.5 billion.

We project that the transaction will be accretive to projected earnings immediately following the closing.  If the transaction closes sometime in the third quarter, as we expect, we think that we’ll have accretion of approximately 8% to 10% in the fourth quarter of 2007. While it’s too early to set guidance for 2008, directionally we anticipate that we will achieve at least 30% growth in EPS. Thus, the published first call number for 2008 for us, approximately $1.64, is a fair mid-point of a reasonable set of projections for Universal American on a stand-alone basis. Assuming that is the case, the expected accretion of the transaction in 2008 will be between 13 and 15%.

Not only were we required to obtain the funding for this transaction, we also needed to make sure we had adequate capital to support the rapid growth of our existing business. To fund the cash required to close the transaction, and to provide Universal American with the capital it needs to support its organic growth, private equity funds operated by Lee Equity Partners; Perry Capital; Union Square Partners, the successor to Cap Z; and Welsh, Carson, Anderson and Stowe, will acquire securities in Universal American valued at $20 a share. The total amount to be invested by these funds will be approximately $350 million. The investors will receive shares of preferred stock of Universal American, some of which will be non-voting unless exchanged, but all exchangeable at $20 a share. The preferred stock will not bear a coupon. Importantly, Universal American can require exchange of the preferred stock into common stock after one year.

Also quite importantly, $100 million of the equity that we’re raising will be funded in the next two weeks, in order to help us support the growth that we’ve already laid in. The balance will be funded in conjunction with the closing of the MemberHealth transaction.

Finally, to provide the additional funds we need for the transaction, we are entering into a credit facility in which we’re going to borrow $350 million at closing to repay all of our existing indebtedness, not including the trust-preferreds. The credit facility will also provide for $150 revolving line of credit. I’m pleased to report that S&P has indicated that they will maintain their BBB- investment grade rating on our company’s debt, and that Best will maintain its B++ rating on our core insurance subsidiaries.

After closing, the Board of Directors of Universal American will expand to 13 members, with the private equity investors having six directors. I’m delighted that Chuck Hallberg, who has been the primary architect of the success of MemberHealth, will become a member of the Universal American Board.

I’m sure that there are questions about how this affects our current Part D business. Universal American and PharmaCare have had a terrific and mutually beneficial working relationship during the past couple of years, and we are currently working with them on our 2008 bid, which is due in June. It’s business as usual and we do not anticipate any changes in our relationship with them at this point.

Finally, to close the loop, we also announced that the Company was notified by the investor group of the withdrawal of the group’s October 24, 2006 offer to acquire all of the outstanding shares of Universal American. Accordingly, the Special Committee has been dissolved, and I would like to commend the members of the Special Committee for their extraordinary efforts over the past several months, in a very complex situation.

Thanks for your time this morning. My guess is that there are several questions out there. Bob and I will be happy to answer them.

QUESTION AND ANSWER SECTION

[OPERATOR INSTRUCTION].   Your first question comes from Steven Schwartz with Raymond James.

<Q — Steven Schwartz>: Hey, good morning guys.

<A — Richard Barasch>: Morning, Steve.

<A — Robert Waegelein>: Hi, Steve.

<Q — Steven Schwartz>:Hey, congratulations on everything.

<A — Richard Barasch>: Thank you.

<Q — Steven Schwartz>: Just a couple of quick questions here, I hope. First, just to nail down kind of what you said vis a vis 2008, Rich, were you implying that that $1.64 kind of consensus was a reasonable number, given it’s early days yet and everything else, and all the other caveats, that 2008— $1.64 was a reasonable number on a stand-alone basis, and then you would look for the accretion from MemberHealth on top of that?

<A — Richard Barasch>: That’s correct.

<Q — Steven Schwartz>: Okay. I just wanted to make sure about that. And then, looking at Medicare Advantage and the Private Fee-for-Service, you were at a conference the other day. I listened to that on your webcast— you talked about the expenses coming down and the commissions coming down in Private Fee-for-Service. I was wondering if you can give us maybe a few more parameters, maybe what the expense ratio is on that? You had an 87 MLR. A single digit margin would imply kind of ten. What is the commission on that, and where does that go in renewal?

<A — Richard Barasch>: Yes, the approximate commission on a per-sale basis is—

<A — Robert Waegelein>: About five and a half.

<A — Richard Barasch>: The commission.

<A — Robert Waegelein>: Yes.

<A — Richard Barasch>: Per share. It’s about $450, so it’s about 5.5%.

<A — Robert Waegelein>: Right.

<A — Richard Barasch>: Yes. About $450, approximately 5.5%. It drops to $200 in the second year, so that’s one, frankly, fairly significant piece of our confidence in the increased profitability for 2008.

<Q — Steven Schwartz>: Okay, so that was $450 to $200?

<A — Richard Barasch>: Yes, approximately. And, again, there are— depending— that’s sort of an average number sort of across the board. And that includes some home office expenses, etc.

<Q — Steven Schwartz>: Okay, great. All right, thanks.

[OPERATOR INSTRUCTION]. Your next question comes from Austin Root with Chesapeake Partners.

<Q — Louis Sarkes>: Hi, it’s actually Louis Sarkes. Just to be clear, when you say that the acquisition will be 13% to 15% accretive, is that off of the $1.64?

<A — Richard Barasch>: Yes.

<A — Robert Waegelein>: It also imbeds the financing in the transaction, the securities to be issued in connection with the transaction, and the purchase GAAP accounting for the transaction.

<Q — Louis Sarkes>: So we’re really talking like $1.85 minimum on a pro forma basis.

<A — Robert Waegelein>: Well, you can do the math, but—

<A — Richard Barasch>:  Well, you know, we’re not saying minimum. We’re sort of giving you a range here. And when I said, and I want to be clear about this, is that $1.64 is a mid-point of a range.

<Q — Louis Sarkes>: Okay. Were there any lock-ups or registration rights on the new shares being issued?

<A — Richard Barasch>: There are customary restrictions of the type you would find in a deal like this. And I think when we do the proxy, which will be coming out in the next couple of weeks, all of that will become very clear.

<Q — Louis Sarkes>: Okay. Thank you very much.

 [OPERATOR INSTRUCTION].   Your next question comes from Scott Fidel with Deutsche Bank.

<Q — Scott Fidel>:  Thanks. Good morning. First question, just around MemberHealth and thinking about their Part D business a little bit— first of all, can you help us think about how their PDP enrollment splits out between the free agent, sort of stand-alone market, as compared to low-income subsidy. And, Richard, you mentioned that they’ve got very strong margins. I guess relative to sort of the industry average, 4% to5% pre-tax we’re seeing out there, would you say MemberHealth is well above that?

<A — Richard Barasch>:  Well, I’m not going to— the details of MemberHealth and its metric, I think, are also going to become more clear in the proxy. So, let me defer for that to that point.

 <Q — Scott Fidel>: Okay. Then interested just in, if you could walk through, how the Med cost-trends are looking in both your MA business, maybe talk about Private Fee-for-Service relative to HMO, and then also how seasonality looked in PDP. Was that basically in line with expectations?

<A — Richard Barasch>:  Yes, I’ll answer the last question first, which is yes. So it is in line with our expectations. I was very specific about this for Private Fee-for-Service. Again, given the fast growth, we’re booking to our pricing. We don’t have fully-developed lags yet on this new growth, so that information— that will, sort of, develop itself, frankly in the next several months. Sort of looking back at 2006, reserves have developed just fine, so we’re feeling pretty good about the estimates that we’re making, but it’s still at an early stage in a very large ramp-up.  Relative to the more mature HMO business, they continue to do a terrific job. It’s a great model.

<Q — Scott Fidel>: Just a couple more questions. Next, just thinking some of the other legacy insurance businesses, obviously you guys are focusing on very rapid growth here in the Medicare-focused products. Would you see an opportunity for continued divestments in some of those legacy businesses and, if so, which one of those—

<A — Richard Barasch>:  You know, there was something pretty special about PennCorp, and that is that it was actually an ongoing business and a company. And I think part of the reason why that acquisition worked out well for us is that we fundamentally transferred a business to the seller. The divestiture of anything we do in the U.S. would more likely be more of a specific financial deal, potentially with a re-insurer, potentially with someone who can absorb that sort of business. So it’s constantly an issue with us, whether the capital that we raise is— justifies the cost of selling the businesses. So we look at each one of these individually on an ongoing basis.

<Q — Scott Fidel>:  Okay, and just a last question around thinking about ‘08 organic growth. And, obviously, you guys have been working on your bids for ‘08, and how much more expansions are you thinking about in Private Fee and HMO? Obviously you guys had a ton of growth already this year and you have this big merger—

<A — Richard Barasch>:  Private Fee-for-Service, you know we’re probably going to file a little bit more broadly. But, the 35 states that we filed in is a pretty wide footprint in the country, and particularly where we have both Medicare Supplement policyholders and distribution. So I’m not sure how much more that 15 states is going to give us, more than we’re already growing. So I would say that expansion of Private Fee-for-Service, while it probably will exist, won’t be as meaningful. I think on the HMO side, the likelihood is that we won’t expand into any new markets, but we’re going to look at what we’ve got and focus on the places where we think we can make an impression.

 <Q — Scott Fidel>: Okay, and if I could slip one more in? Thinking about ‘08 and some of the margin trends, is it fair to think about—you know clearly you have an opportunity on Private Fee to improve the margins from the low-to-mid single digits. Would you think that might be offset to some degree by the HMO business, because it’s earning very strongly, or do you think you’ll be able to hold the types of margins you’re seeing in HMO?

<A — Richard Barasch>: Again, I think we’re— overall in the HMO business, the likelihood is that margins are going to decrease over time. It’s—the rate increase that was granted is short of inflation and that’s likely to chip into that a little bit as well. So I think that, given the relative sizes of the two businesses, improvement in margin for Private Fee-for-Service should make up for whatever reduction in margins we’ve got— more than make up for whatever reductions we’ve got on the HMO side.

 <Q — Scott Fidel>: Okay. That’s helpful. Thanks.

 [OPERATOR INSTRUCTION].Your next question comes from Josh Raskin with Lehman Brothers.

<Q — Josh Raskin >:I’ve got a couple as well, apologies. First is, Rich, you mentioned that you were accruing your Private Fee-for-Service medical loss ratios to sort of underwritten levels. When do you expect to have enough sort of credible claims data to start booking to actual, and what are some of the— I know it’s still early, but maybe you guys have gotten a look at April, maybe the first four months. Where would you say— are you feeling a little bit better or a little bit worse, based on—

<A — Richard Barasch>: I think we’re feeling okay.

<Q — Josh Raskin > Okay.

<A — Robert Waegelein>: Josh, during the second quarter we’ll have more than enough claims experience to start developing trends of our views of pricing.

<Q — Josh Raskin >: Okay, so we’ll get sort of a true-up or a better estimate at that point?

<A — Unidentified Company Representative>: [Inaudible.]

<Q — Josh Raskin >:Just a quick question on the— what’s your expected debt-to-cap after the transaction, assuming that it closes in the third quarter? Where do you think you’d be at the end of the year?

<A — Robert Waegelein>: At the end of the year it would be 27%.

<A — Richard Barasch>: And that includes the trust-preferreds. Giving full—calling the trust preferreds full debt, which is not the way it’s treated from a rating agency perspective.

<Q — Josh Raskin >:  That’s helpful. And then, I guess— you mentioned that you’re still working with PharmaCare for the ‘08 bids, but I guess I’m curious if you’ve got the PBM capabilities, especially when focused on Part D. What would be a countervailing force— I mean, you guys control the distribution. Why would you not do that yourself in, say, 2009 and beyond?

<A — Richard Barasch>: Well you’re asking a very valid question and we’re going to examine all the issues as they come forward. But right now we’re focused on 2008.

<Q — Josh Raskin >: Okay. And then, as the last question, you mentioned the commissions drop from, say, $450 to $200 or so in the second year. If I think about 200,000 MA adds this year, that alone is $50 million after tax. That’s like $0.55 or something like that—?

<A — Richard Barasch>: Josh, you’re doing that math fast, but that’s actually more than, more than— let’s work on that math with you, because that sounds high on an after-tax basis. Keep in mind, too, that business that we sell in the middle of the year, the commissions accrue for one year from the time that the business is sold, on a monthly basis. So there’s still a little bit of a trailer of first year commissions into 2008.

<Q — Josh Raskin >:  Okay. I mean, we can work it off-line—

<A — Richard Barasch>:  But where you’re correct—it’s a notable number.

<A — Robert Waegelein>: Yes, directionally you’re right, but there is a 12-month pattern of commission payments. So if a person took it out on July 1, they’re going to have a half-year of first year commissions in ‘08.

<Q — Josh Raskin >:  Sure, but even if I take 150,000 weighted-average adds for the full year at, say, $250 a [inaudible], I’m still coming up with something in the 40’s.

<A — Richard Barasch>: Yes, directionally you’re right.

<A — Robert Waegelein>: Right.

<Q — Josh Raskin >: So, what are some of the offsets? I guess if you guys are talking about just 30% organic growth, you’ve got these big DAC charges this year and some other sort of one-time—

<A — Richard Barasch>: Yes, you know I think some of the countervailing things, Josh, are where, we’ve been saying this along, Part D— we’re doing very well in Part D. It’s impossible to predict that we’re going to continue to do as well as we’re doing in that, and I think that’s one countervailing thing. I think we’re going to have some natural reduction in the profitability of some of the older lines of business, and I think that will drag a little bit. Med Supp, depending on how the lock-in goes for next year—my guess is our competitors will all have Medicare Advantage-only products next year as well. So there’s a chance that Med Supp stays under pressure.  And then, of course—and this is the one I think that’s— we’ve made a decision to, in our view, adequately capitalize our subsidiaries as we have experienced this growth. And I think there’s a cost of capital in there that’s going to—that has to be factored in as well. Because as we increase the writings of the business, we’re going to increase the statutory capital of the insurance subs.

<Q — Josh Raskin >: Okay. I understand. And then, lastly, how much of the proceeds— how much of the financing is going to come from equity issuance to new shareholders? Did you—

<A — Richard Barasch>: It’s about—there’s two sets of issuance. One is the 45% to the MemberHealth shareholders that’s going to be issued in conjunction with the acquisition. And then there’s $350 million of essentially new equity being sold to the new investors. Modestly complicated, but very much equity-based securities at $20 a share.

<Q — Josh Raskin >: Okay. Now I understand that. Thank you.

[OPERATOR INSTRUCTION]. Your next question comes from Jukka Lipponen with KBW.

<Q — Jukka Lipponen >: Good morning. I don’t know if you’re ready to, at this point, give us what are the ‘06 revenues and pre-tax earnings for MemberHealth?

<A — Richard Barasch>: No. We’re— a lot of info will be generated through the filings that we have to make over the next several weeks.

<Q — Jukka Lipponen >: How much of the accretion is expected to come from cost savings?

<A — Richard Barasch>: Actually, at the beginning, not very much. There will be— there are some definite synergy possibilities, but it’s going to take some time to achieve them. So there’s going to be some accretion that’s going to occur, just based on the acquisition. And then we hope to increase the value of the acquisition through expense synergies, but obviously we’re also very excited about the revenue synergies as well.

<Q — Jukka Lipponen >: What percent of the $30 million of lost Medicare Supplement premium were you able to capture in your Medicare [inaudible].

<A — Richard Barasch>:  [Inaudible.] We lost more than 15,000 members, but the 15,000 members that we lost, they came across the line from our Medicare Supplement policies to our Medicare Advantage policies. It was just around 15,000. Those 15,000 people generated approximately $30 million of Med Supp revenues. Those 15,000 people now, as Medicare Advantage policyholders, generate $120 million of revenue.

<A — Robert Waegelein>: Jukka, we had 27,000 lapses for the quarter, 15,000 moved over.

<Q — Jukka Lipponen >: Okay, great. And lastly, can you give us any color on why the buyout offer was withdrawn?

<A — Richard Barasch>: Again, I’m not sure how much color I can give you, but I think sort of the— what’s happened kind of speaks for itself. The Company made a decision that this was a strategic initiative that was just too good to pass up, for both financial and strategic reasons.

  <Q — Jukka Lipponen >: Okay, great. Thank you.

[OPERATOR INSTRUCTION]. Your next question comes from Carl McDonald with CIBC World Markets.

<Q — Carl McDonald>: Okay, thank you. The first question is, I’m trying to come to a cash EPS number for the first quarter, [inaudible] the deferred acquisition cost. Maybe you could help me with some of the other non-cash items that impacted your results in the quarter?

 <A — Richard Barasch>: Yes, I mean, oh I’m sorry Bob—

<A — Robert Waegelein>: That’s all right. Generally you’ll see in the 10-Q that gets filed in a day or so, the only other EBITDA business is the CHCS and the HMO businesses. There were no other really non-cash items of significance in the insurance legacy businesses.

<Q — Carl McDonald>:  Okay, so we can get the G&A for those two segments, then.

 <A — Robert Waegelein>:  Well they mention the DAC, yes.

 <Q— Carl McDonald>: Have you given any more thought to writing off the remaining DAC in the Med Supp—?

<A — Richard Barasch>: Well, the way DAC goes on, it’s on a per policy basis. And we’re constantly having to evaluate the overall factors that we use to generate the DAC.

 <A — Robert Waegelein>: Yes, there are GAAP rules, FAS 60 is fairly specific about recognition of amortization of deferred acquisition costs, so we’re doing everything in compliance with GAAP.

 <Q — Carl McDonald>: Okay, but no thoughts to basically writing off the entire—?

<A — Robert Waegelein>:  There would be no GAAP accounting policy that I could look to to do—

<Q — Carl McDonald>:  —to do that?

<A — Robert Waegelein>: — that would allow that.

<A — Richard Barasch>: Carl, some of us think about that every day, but it may not be allowed.

<Q — Carl McDonald>: Got it. And then, lastly, to the extent you can, can you just talk about the strategy with, particularly, Private Fee-for-Service for 2008 in terms of how you intend to think about pricing? I mean, should we think about 2008, from your strategy, being another year of potentially significant growth, or do you think you have gotten the growth that you need and 2008 is going to be more of a year of improving margins?

 <A — Richard Barasch>: Again, we’re just in the process of working on our bids, so the questions you are asking are quite timely but frankly, at this point, not easy to answer. We did grow faster than we had originally expected. I mean, we kept moving up our estimates and I think it’s prudent for us to think about making sure that this amount of growth leads to profitability.

  <Q — Carl McDonald>:  All right. Thank you.

 [OPERATOR INSTRUCTION]. Your next question will come from Mark Finkelstein with Cochran, Caronia, Waller.

 <Q — Mark Finkelstein>:  Good morning.

<A — Richard Barasch>: Hi, Mark.

  <Q — Mark Finkelstein>: Just thinking about the $180 million of additional operating capital that you included in the press release— a little larger than I was kind of thinking about for the year, in terms of kind of capitalizing— I guess maybe one way to ask the question is, if you were to assume that you got to the 225,000 of, kind of, total Private Fee-for-Service lives, how much in dry powder would that leave you with, in terms of capital capacity for the —?

 <A — Richard Barasch>: It would leave us with some dry powder. I mean, we had a very unique opportunity to access capital, both for the MemberHealth acquisition and, in the context of the MemberHealth acquisition, to fund our capital needs. So we decided to make sure that we had laid in enough for some period of time, with a cushion. And I think as shown in our debt rating, and in the reaffirmation of our insurance company ratings, that we have done something that, in my view, is very prudent. We’re doing a large acquisition relative to the size of this company, and we’re doing it in such a way—I’d hate to use the word conservative, but it’s a financing structure that we’ve laid in, in our view is quite prudent. And, it gives us—it does give us some dry powder which, frankly, we’re happy about.

  <Q — Mark Finkelstein>: Okay. And then I think you’re able to sell your particular Private Fee-for-Service plan throughout the year, partly because of its structure. You’ve had good successes moving your Medigap policyholders into Private Fee-for-Service, like 15,000 out of the what, 26,000, whatever the number is, total lapses.  I guess, can you— in just thinking about that, can you just talk about how you think some of the transfer might occur for the remaining of 2007, or do you think that a lot of that really, kind of, occurred in the first quarter, and we should assume that it’s—?

 <A — Richard Barasch>:  No, I think—again, as I mentioned in my prepared remarks, we’re still going to be in business. April actually was a good sales month. It wasn’t quite as robust as the first quarter because of kind of the energy in the market, but we’re still doing quite well. So, I don’t think it will be quite as dramatic as it was in the first quarter, both—particularly— frankly, our first look at April lapses was pretty encouraging. So, as we experienced last year, the lapse trends did improve as we had expected, so we’re seeing exactly that. But we continue to offer both products, and there’s going to be a continuous sale, and my guess is some continuous conversion.

  <Q — Mark Finkelstein>:  Okay. And then, in looking at some of the expansion territories, I think you mentioned that the enrollment was a little bit slower than maybe what you would have thought. I think you kind of attributed at least some to Private Fee-for-Service. I’m just curious if there’s other reasons that you can identify as to maybe the little bit slower of enrollment. Maybe—you know what I’m thinking about is, you kind of went into Florida, probably what, a year, year and a half ago now, didn’t invest enough into the business. It didn’t grow quite as quickly. You’ve kind of adopted a new plan for this year and, again, it’s a little bit slower, so are there other factors, or is it just taking a little bit longer than expected?

 <A — Richard Barasch>:  I think, look, it’s, as we’ve learned, it’s hard to do this. Planting a flag with a new physician group and a new set of relationships isn’t simple, as we’ve learned. And I think it’s been an expensive lesson, but we’re pretty fast learners. I think what we’ve got going now is a— as you know, we also did a small acquisition in Oklahoma—

  <Q — Mark Finkelstein>:  Right.

<A — Richard Barasch>: So essentially we’ve got two programs, where one’s a small acquisition to build upon, and the other is de novo markets. And I think we’re not giving up on the de novo markets just yet, but I think Private Fee-for-Service did, in fact, impact this. We had a lot of distribution laid in, in the new markets, but Private Fee-for-Service sucked a lot of the energy out of the distribution. I hate to even make that as an excuse, but it’s a reality. And, for better or for worse, this is—our experience with our HMO growth wasn’t unique in the market. I hope that’s why, frankly, the fact that we did so well in Houston is particularly notable. I think that our growth there was quite robust in the context of HMO growth in general.

<Q — Mark Finkelstein>: Okay. And then I guess just, finally, going back to a prior question, I guess it was unclear to me if, or if not, the 13% to 15% accretion for ‘08 did assume some expense synergies?

 <A — Richard Barasch>: Yes, there is some. There is some expense synergies, but they’re going to develop over time. I mean, keep in mind that we’re going to— we’re not going to get this closed until sometime at the end of the third quarter. And there’s going to be some work to do, you know, to get to new synergies. We’re not counting on huge synergies to make this work. They—we’re acquiring a company that does what it does very, very well, and we don’t have a lot of those capabilities.

 <Q — Mark Finkelstein>:Okay. All right. Thank you.

  [OPERATOR INSTRUCTION]. Your next question is a follow-up from Jukka Lipponen with KBW.

 <Q — Jukka Lipponen>: Yes just, Richard, one question in terms of this MemberHealth deal. How do you view, in your mind, the primary execution risks?

<A — Richard Barasch>: Again, I want to, sort of, reiterate the point I just made. The PBM aspect of the business of MemberHealth is a business that we don’t have, so the execution there— and we’re actually quite impressed with the work of the PBM group. Frankly, not much is going to change in their lives. There might be some integration of some, what we call, front-end side. As you know, Jukka, we’ve done a bunch of acquisitions in our past and we’ve done them pretty well. So, we’re not daunted by the issues, but we actually are very pleased with the entity that we’re acquiring and don’t see a lot of major surgery needed to bring the two companies together.

<Q — Jukka Lipponen>: And then, secondly, considering the size of this acquisition, does this sort of take you out of the market, if you will, for potential other deals for awhile?

<A — Richard Barasch>:  Again, this is a— we’ve redone our capitalization structure in a fairly massive way, so we’re pretty—I think this is a very large deal for us, Jukka, and it’s going to take some time for us to digest it.

<Q — Jukka Lipponen>: Thank you.

 [OPERATOR INSTRUCTION]. There are no further questions. I will now turn the conference back to management.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Okay, well thank you very much. We gave you a lot of information today. Please feel free to call us whenever you need to get more color. The proxy will be out probably sometime in the next few weeks, which will clearly have some more information about the transaction. And we look forward to speaking to you again. Thank you very much for your time this morning.